Exhibit 10.2
CHANGE IN CONTROL AGREEMENT
     THIS CHANGE IN CONTROL AGREEMENT, dated as of May ___, 2006, is entered into between Gibraltar Industries, Inc., a Delaware corporation (the “Company”) and David W. Kay (the “Executive”).
     A. On April 7, 2005, the Company entered into a Change in Control Agreement with the Executive (the “05 Change in Control Agreement”) which provided that the Executive would be entitled to receive certain payments in the event that his employment is terminated within the one (1) year period following the date that a Change in Control (as defined in the 05 Change in Control Agreement) is deemed to have occurred.
     B. The Company has determined that it is appropriate to provide that the payments which the Executive is entitled to under the terms of the 05 Change in Control Agreement will be made to the Executive upon the occurrence of a Change in Control, whether or not the Executive’s employment is terminated following the occurrence of a Change in Control (as defined in the 05 Change in Control Agreement) in order to assure that the Company will have the continued dedication and objectivity of the Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined below) of the Company.
     C. In connection with the foregoing, the Company desires to amend and restate the terms of the 05 Change in Control Agreement to provide that the Executive will be entitled to payments provided for under the 05 Change in Control Agreement upon the occurrence of a Change in Control, whether or not the Executive’s employment is terminated following the occurrence of a Change in Control.
     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follow:
     SECTION 1. DEFINITIONS. When used in this Agreement, the following terms shall have the following meanings:
“Act” means the Securities and Exchange Act of 1934, as amended.
“Affiliate” means, with respect to any person or entity, any other person or entity controlling, controlled by or under common control with such person or entity, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a person or entity, whether through the ownership of voting securities, contract or otherwise.
“Annual Compensation” means the sum of: (a) the amount of the annual base salary of the Executive which is in effect during the calendar year preceding the calendar year in which a Change in Control occurs; and (b) the highest annual bonus paid to the Executive by the Company during the three (3) calendar year period preceding the calendar year in which a Change in Control occurs. Annual Compensation shall include the amount of any of the Executive’s deferred compensation, including without limitation, compensation deferred pursuant to any applicable 401(k) plan, Section 125 plan, cafeteria plan or other deferred compensation plan maintained by the Company. Annual Compensation shall not include the grant of stock options, restricted stock, restricted units, performance shares, performance units and rights or other equity or equity based grants.
“Board” means the Board of Directors of Gibraltar Industries, Inc.
“Cause” means that the Compensation Committee has determined (and provided the Executive a written statement of its determination) that the Executive has engaged in egregious acts or omissions which have resulted in material injury to the Company and its business.
“Code” means the Internal Revenue Code of 1986, as amended.
“Competitive Business” means any business engaged in the design, development, manufacture, merchandising, distribution or sale of any products or services designed, developed, merchandised, distributed, sold or provided by the Company or its Affiliates or its successor or its Affiliates during the one year period preceding and the one year period following a Change in Control.
“Change in Control” shall be deemed to have occurred if:
     (a) During any consecutive twelve-month period, any “person” or group of persons (within the meaning of Section 13(d) of the Act) other than the Company, an Affiliate of the Company, an employee benefit plan sponsored by the Company or any of its Affiliates, or any one or more members of the Lipke family becomes the “beneficial owner” (as defined in section 13(d) of the Exchange Act) of thirty five percent (35%) or more of the then outstanding Voting Stock through a transaction or series of transactions which have not been arranged by or consummated with the prior approval of the Board of Directors;
     (b) a majority of the members of the Board of Directors is replaced during any consecutive twelve-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of appointment or election;
     (c) the Company enters into a Merger Sale Agreement; provided however, that the entry into a Merger Sale Agreement shall only be deemed a “Change in Control” if the Executive’s employment with the Company and all of its Affiliates is terminated without Cause or he resigns for Good Reason during the period beginning on the date the Merger Sale Agreement is executed and ending on the date the Merger Sale is consummated or the Merger Sale Agreement is terminated; or
     (d) the consummation of a Merger Sale.

“Good Reason” the Executive will have Good Reason to terminate his employment with the Company if:
     (1) the Executive’s annual base salary and/or annual bonus is reduced or any other material compensation or benefits arrangement for the Executive is materially reduced (and such reduction is unrelated to the Company’s, a Company’s Affiliate’s or the Executive’s performance);
     (2) the Executive’s duties or responsibilities are negatively, and materially changed in a manner inconsistent with the Executive’s position (including status, offices, titles, and reporting requirements) or authority;
     (3) the Company requires the Executive’s work location or residence to be relocated more than 50 miles from its location as of the date the Merger Sale Agreement is executed;
     (4) the Company or its successor fails to offer the Executive a position after the Change in Control comparable to that held by the Executive immediately prior to the Change in Control.
“Incapacity” means (i) any physical or mental illness or disability of the Executive that prevents him from performing his essential job functions in substantially the manner and to the extent required prior to the commencement of such Incapacity for a period of six consecutive months or an aggregate of six months in any consecutive twelve-month period or (ii) the death of the Executive.
“Merger Sale” means the consolidation, merger, or other reorganization of the Company, other than: (a) a consolidation, merger or reorganization of the Company in which holders of Common Stock immediately prior to the earlier of: (i) the Board of Director’s approval of such consolidation, merger or other reorganization; or (ii) the date of the stockholders meeting in which such consolidation, merger or other reorganization is approved, continue to hold more than eighty percent (80%) of the outstanding voting securities of the surviving entity immediately after the consolidation, merger, or other reorganization; and (b) a consolidation, merger or other reorganization which is effected pursuant to the terms of a Merger Sale Agreement which provides that the consolidation, merger or other reorganization contemplated by the Merger Sale Agreement will not constitute a Change in Control for purposes of this Agreement.
“Merger Sale Agreement” means an agreement in which the Company agrees to a Merger Sale.
“Voting Stock” means securities of the Company entitled to vote in the elections of directors.

     SECTION 2. TERM OF AGREEMENT. This Agreement shall commence on the date first set forth above and shall remain in effect until the earlier of (i) the termination of the Executive’s employment by reason of the Executive’s Incapacity, or (ii) the termination of the Executive’s employment for any reason prior to a Change in Control.
     SECTION 3. OBLIGATIONS OF THE COMPANY UPON A CHANGE IN CONTROL. Upon the occurrence of a Change in Control during the term of this Agreement, the Executive shall be entitled to receive the following payments and benefits from the Company:
     (a) the restrictions imposed upon the sale, transfer or other conveyance of any restricted stock held by the Executive pursuant to the terms of any restricted stock agreement or any other plan or agreement shall terminate;
     (b) any and all deferred compensation (except for compensation deferred by the Executive pursuant to the terms of any 401(k) plan maintained by the Company, which deferred compensation shall be paid in accordance with the terms of such 401(k) plan) shall be paid to the Executive in one lump sum payment within thirty (30) days following the occurrence of the Change in Control;
     (c) any equity based incentive compensation award, including but not limited to options and stock appreciation rights, shall vest and become fully exercisable;
     (d) the Company shall pay the Executive an amount equal to the Executive’s Annual Compensation; and
     (e) any common stock of the Company which has not been issued to the Executive under the terms of any long term equity based incentive compensation plan which was adopted by the Board of Directors prior to the date the Change in Control occurs, but which common stock would have been issued to the Executive under the terms of such long term equity based compensation plan if the Change in Control had not occurred and the Executive had met all the applicable performance goals established by the Board of Directors in order to receive awards of restricted stock or restricted stock units under such long term equity based incentive compensation plan shall, effective as of the date the Change in Control occurs, be issued to the Executive, free and clear of all restrictions on the sale, transfer or conveyance of such common stock.
     SECTION 4. AT-WILL EMPLOYMENT; WITHHOLDING.
     (a) The Company and the Executive acknowledge that the Executive’s employment is and shall continue to be at-will, as defined under applicable law. If the Executive’s employment terminates for any reason, including without limitation any termination prior to a Change in Control, the Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be available in accordance with the Company’s established employee plans and policies at the time of such termination.
     (b) All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.
     SECTION 5. NON-COMPETE PERIOD.
     (a) If the Executive’s employment is terminated during the one year period following a Change in Control, the Executive agrees that during the one-year period following such termination, he will not, and will cause each of his Affiliates not to, for any reason whatsoever, directly or indirectly, either individually or as an owner, partner, officer, director, manager, employee, lender, consultant or adviser or otherwise, engage in any Competitive Business anywhere in the United States of America. The ownership by the Executive of up to 2% of any class of securities of any company which has a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, shall not constitute a breach of this covenant.
     (b) The parties acknowledge and agree that damages in the event of a breach of any of the provisions of this SECTION 5 would be difficult, if not impossible, to ascertain and it is therefore agreed that the Company (or its successor), in addition to and without limiting any other remedy or right it may have, shall have the right to an injunction or other equitable relief in any court of competent jurisdiction enjoining any such breach. The Executive further agrees that the Company (or its successor) shall not be required to post a bond or other security in connection with the issuance of any such injunction.
     (c) Notwithstanding anything in this SECTION 5 to the contrary, if at any time, in any judicial proceeding, any of the restrictions stated in this SECTION 5 are found by a final order of a court of competent jurisdiction to be unreasonable or otherwise unenforceable under circumstances then existing, the Executive and the Company agree that the period, scope or geographical area, as the case may be, shall be reduced to the extent necessary to enable the court to enforce the restrictions to the extent such provisions are allowable under law, giving effect to the agreement and intent of the parties that the restrictions contained herein shall be effective to the fullest extent permissible. The Executive agrees that the restrictions contained in this SECTION 5 are reasonable in all respects. The provisions of this SECTION 5 shall survive the term of this Agreement.
     SECTION 6. NONDISCLOSURE. (a) The Executive shall not (other than in the good faith performance of his or her services to the Company or its Affiliates before termination of employment) disclose or make known to anyone other than employees of the Company and its Affiliates, or use for the benefit of himself or herself or any other person, firm, operation, or entity unrelated to the Company, any knowledge, information, or materials, whether tangible or intangible, belonging to the Company, about the products, services, know-how, customers, business plans, or financial, marketing, pricing, compensation, and other proprietary matter relating to the Company. Promptly upon the termination of the Executive’s employment with the Company, the Executive shall deliver to the Company any and all confidential information in his or her possession. The provisions of this SECTION 6 shall survive the term of this Agreement.
     SECTION 7. SUCCESSORS. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession will be a breach of this Agreement and entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to had the Company terminated the Executive for any reason other than Cause or Incapacity on the succession date (and assuming a Change in Control had occurred prior to such succession date).
     SECTION 8. NON-ASSIGNABILITY. This Agreement is personal in nature and neither of the parties shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations under it, except as provided in SECTION 7. Without limiting the foregoing, the Executive’s right to receive payments under this Agreement shall not be assignable or transferable, whether by pledge, creation of a security interest, or otherwise, other than a transfer by his or her will or by the laws of descent or distribution, and, in the event of any attempted assignment or transfer by the Executive contrary to this Section, the Company shall have no liability to pay any amount so attempted to be assigned or transferred.
     SECTION 9. NOTICE OF TERMINATION. In the event that, following a Change in Control, the Company terminates the Executive’s employment for Cause or the Executive terminates his employment with the Company for Good reason, the party terminating such employment shall send notice to the other party given in accordance with SECTION 10 below, within thirty (30) days of the date of such termination of Employment. The notice shall be in writing and shall (i) state the specific termination provision in the Agreement relied upon and (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under such provision.
     SECTION 10. NOTICES. For the purpose of this Agreement, notices and all other communications provided for shall be in writing and shall be deemed to have been given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, or by nationally recognized overnight courier addressed as follows:

If to the Executive:

If to the Company:

Gibraltar Industries, Inc.
3556 Lakeshore Road
Buffalo, NY 14219
or to such other address as either party may have furnished to the other in writing. Notices of change of address shall be effective only upon receipt.
     SECTION 11. GOVERNING LAW. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of New York without reference to principles of conflict of laws.
     SECTION 12. SETTLEMENT OF DISPUTES; ARBITRATION. If there has been a Change in Control and any dispute arises between the Executive and the Company as to the validity, enforceability, and/or interpretation of any right or benefit afforded by this Agreement such dispute shall be resolved by binding arbitration proceedings in accordance with the rules of the American Arbitration Association. The arbitrators shall presume that the rights and/or benefits afforded by this Agreement that are in dispute are valid and enforceable and that the Executive is entitled to such rights and/or benefits. The Company shall be precluded from asserting that such rights and/or benefits are not valid, binding, and enforceable and shall stipulate before such arbitrators that the Company is bound by all the provisions of this Agreement. The burden of overcoming by clear and convincing evidence the presumption that the Executive is entitled to such rights and/or benefits shall be on the Company. Punitive damages shall not be awarded. The results of any arbitration shall be conclusive on both parties and shall not be subject to judicial interference or review on any ground whatsoever, including without limitation any claim that the Company was wrongfully induced to enter into this Agreement to arbitrate such a dispute. The Company shall pay or reimburse the Executive for legal fees and expenses incurred as a result of any dispute resolution process entered into by the Executive to enforce this Agreement.
     SECTION 13. MISCELLANEOUS
     (a) This Agreement contains the entire understanding with the Executive with respect to its subject manner and supersedes any and all prior agreements or understandings, written or oral, relating to the subject matter, including, but not limited to, the 05 Change in Control Agreement. No provisions of this Agreement may be amended unless such amendment is agreed to in writing signed by the Executive and the Company.

     (b) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
     (c) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same Agreement.
     (d) The captions of this Agreement are not part of its provisions and shall have no force or effect.
     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first above set forth.

GIBRALTAR INDUSTRIES, INC.

By:	/s/ Henning Kornbrekke	/s/ David W. Kay

Name: Henning Kornbrekke		Name: David W. Kay
Title: President